Exhibit 10.2

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT WERE OMITTED AND REPLACED WITH “[***]”. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECRETARY OF THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO AN APPLICATION REQUESTING CONFIDENTIAL TREATMENT PURSUANT TO RULE 24B-2 PROMULGATED UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

SUPPLY AGREEMENT

THIS SUPPLY AGREEMENT (this “Agreement”) is made this 31st day of March, 2017 (the “Effective Date”) between CyDex Pharmaceuticals, Inc., a Delaware corporation (“CyDex”), and Marinus Pharmaceuticals, Inc., a Delaware corporation (“Company”).

RECITALS

WHEREAS, CyDex is engaged in the business of developing and commercializing novel drug delivery technologies designed to enhance the solubility and effectiveness of existing and development-stage drugs;

WHEREAS, CyDex is the exclusive supplier of Captisol®, the uniquely modified form of sulfobutylether b (beta) cyclodextrin, sodium salt;

WHEREAS, CyDex desires to supply and Company desires to purchase Captisol from CyDex, under the terms and conditions set forth herein;

WHEREAS, CyDex and Company are contemporaneously entering into a License Agreement (the “License Agreement”); and

NOW, THEREFORE, in consideration of the following mutual promises and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Parties, intending to be legally bound, agree as follows:

1.                                      DEFINITIONS.

For the purposes of this Agreement, the following definitions shall apply:

“Captisol” means sulfobutylether b (beta) cyclodextrin, sodium salt.  CyDex supplies a uniquely modified form of such material under the Captisol® brand, manufactured in accordance with the Specifications, which, for the sake of clarity, includes Clinical Grade Captisol and Commercial Grade Captisol. For avoidance of doubt:  the uniquely modified form of such material supplied by CyDex under the Captisol® brand shall be deemed to be included among the substances/products which are within the defined term “Captisol.”

“Clinical Grade Captisol” means Captisol® brand sulfobutylether b (beta) cyclodextrin, sodium salt which (a) has been manufactured in accordance with the Specifications under GMP conditions, (b) is intended for use in humans, and (c) is intended for clinical trials for the Licensed Products.

“Commercial Grade Captisol” means Captisol® brand sulfobutylether b (beta) cyclodextrin, sodium salt which (a) has been manufactured in accordance with the Specifications under GMP conditions, (b) is intended for use in humans, and (c) is intended for commercial sale of the Licensed Products.  For the sake of clarity, engineering and regulatory qualification batches of Licensed Products shall be deemed “Commercial Grade Captisol” batches.

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT WERE OMITTED AND REPLACED WITH “[***]”. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECRETARY OF THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO AN APPLICATION REQUESTING CONFIDENTIAL TREATMENT PURSUANT TO RULE 24B-2 PROMULGATED UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

“Commercial Grade Shortfall” shall have the meaning defined in Section 4.2.

“Defect” and “Defective” shall have the meanings defined in Section 3.6(b).

“Detailed Forecast” shall have the meaning defined in Section 3.2.

“First Commercial Order Date” shall have the meaning defined in Section 3.2.

“GMP” means requirements for the quality system under which drug products and their ingredients are manufactured under conditions of current good manufacturing practices for bulk excipients as pursuant to the Federal Food, Drug, and Cosmetic Act and consistent with regulatory guidance, standards or directives, as applicable and as set forth in U.S. Pharmacopeia <1078> as of the Effective Date or any successor thereto.

“Latent Defect” shall have the meaning defined in Section 3.6(c).

“Minimum Remaining Shelf Life” means with respect to Captisol, a remaining shelf life of at least two years.

“Permitted Purchaser Requirements” means the requirements during the Term of all Permitted Purchasers for sulfobutylether b (beta) cyclodextrin, sodium salt in connection with the Licensed Products.

“Permitted Purchasers” means, collectively:  (a) Company; (b) Affiliates of Company; (c) Sublicensees of Company; and (d) all Contract Manufacturers for Company, Affiliates of Company and Sublicensees permitted in accordance with the License Agreement.

“Purchase Volume Limitations” shall have the meaning defined in Section 3.3.

“Q1”, “Q2”, “Q3” and “Q4 shall have the meanings defined in Section 3.2.

“Quality Agreement” means a formal agreement between CyDex and Company that sets forth the quality expectations, responsibilities, rights (including, as applicable and agreed upon, audit requirements) and quality measures and good manufacturing practices relating to the manufacture and supply of Captisol to assure drug quality, safety and efficacy consistent with FDA guidance or equivalent foreign regulatory authority requirements for Quality Agreements.  Any such agreement may be amended from time to time by written agreement between the Parties.

“Specifications” means the specifications for Captisol set forth in Exhibit B hereto, as such may be amended from time to time pursuant to Section 3.10.

“Term” shall have the meaning defined in Section 6.1.

“Testing Methods” shall have the meaning defined in Section 3.6(a).

“Third-Party Manufacturer” shall have the meaning defined in Section 2.3.

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT WERE OMITTED AND REPLACED WITH “[***]”. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECRETARY OF THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO AN APPLICATION REQUESTING CONFIDENTIAL TREATMENT PURSUANT TO RULE 24B-2 PROMULGATED UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

In addition, any capitalized terms not separately defined herein, including “Affiliate”, “Application”, “Confidential Information”, “Contract Manufacturer”, “DMF”, “FDA”, “Licensed Product”, “Major Market”, “Party”, “Sublicensee”, “Study” and “Third Party” shall have the respective meanings defined in the License Agreement.

2.                                      PURCHASE AND SUPPLY OF CAPTISOL.

2.1          Purchase Commitment.  Subject to the provisions of this Agreement and during the Term of this Agreement, Company agrees that Company, on behalf of itself and the other Permitted Purchasers, shall purchase from CyDex and CyDex shall supply 100% of the Permitted Purchaser Requirements during the Term.  Company and the other Permitted Purchasers shall not have the right to manufacture (or have manufactured on their behalf) under any CyDex intellectual property rights, Captisol, without CyDex’s prior written consent.

2.2          Supply Commitment.  CyDex agrees that CyDex shall produce (or have produced for it as set forth in Section 2.3), sell, supply and deliver to Company and the other Permitted Purchasers 100% of the Permitted Purchaser Requirements during the Term, subject to the provisions of this Agreement.  CyDex shall only be required to sell the Permitted Purchaser Requirements for Captisol pursuant to this Agreement.  Company shall place orders for Captisol on behalf of itself and/or the other Permitted Purchasers, and shall directly pay to CyDex all amounts payable with respect thereto.  CyDex does not grant Company or any other Permitted Purchaser the right to manufacture (or have manufactured on their behalf) under any CyDex intellectual property rights, Captisol.

2.3          Third-Party Manufacturers.  Without limiting or relieving CyDex’s responsibilities and/or obligations under this Agreement, CyDex may, upon written notice to Company, satisfy its supply obligations to Company hereunder either in whole or in part through arrangements with Third Parties engaged by CyDex to perform services or supply facilities or goods in connection with the manufacture or testing of Captisol (each, a “Third-Party Manufacturer”).  CyDex shall and hereby does guarantee the performance of all Third-Party Manufacturers and shall promptly notify Company of the name and other relevant information of any Third-Party Manufacturer intended to be used by CyDex to satisfy its supply obligations of Captisol to any Permitted Purchasers hereunder.  CyDex shall and hereby does represent and warrant that such Captisol shall meet and satisfy all of the obligations and requirements for supply of Captisol to Company pursuant to this Agreement, including without limitation, meeting the Specifications as set forth in Exhibit B and the Minimum Remaining Shelf Life and have been manufactured in accordance with all applicable laws and regulations, including under conditions of GMP and under the same DMF and manufacturing processes properly referenced in Company’s Applications.  The Parties hereby agree that The Hovione Group is an approved Third-Party Manufacturer as of the Effective Date of this Agreement, and unless otherwise instructed by CyDex, Company shall reference The Hovione Group’s manufacturing processes with respect to Captisol, and no others, in Company’s Applications.

2.4          Restrictions.  Company covenants and agrees that:  (a) all Captisol supplied by CyDex pursuant to this Agreement shall be used only in Licensed Products, including, without limitation, the development, approval and manufacture of Licensed Products (provided, however, that Company may separately use Captisol for testing, product research, Study and pre-clinical or clinical development of Licensed Products, for such purposes and/or requirements arising under or in

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT WERE OMITTED AND REPLACED WITH “[***]”. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECRETARY OF THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO AN APPLICATION REQUESTING CONFIDENTIAL TREATMENT PURSUANT TO RULE 24B-2 PROMULGATED UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

regards to applicable law (including, without limitation, the Food, Drug and Cosmetics Act, in each instance as may be required by Company, Permitted Purchasers and/or the FDA or equivalent foreign regulatory authorities or governmental agencies in connection with Licensed Products); (b) Company shall obtain the written agreement (for the express benefit of CyDex) of each Permitted Purchaser to, among other things, not resell Captisol as a standalone product and only use Captisol in accordance with (a) above; (c) Company shall not make or have made, and shall not permit any other Permitted Purchaser to make or have made, Captisol; and (d) Company and its Affiliates shall not sell, deliver or transfer to anyone any Captisol supplied by CyDex pursuant to this Agreement, except to the extent it is incorporated into a Licensed Product or is otherwise expressly permitted in this Section or elsewhere in this Agreement and/or in the License Agreement.

3.                                      SUPPLY TERMS.

3.1          Long-Term Forecast.  Company shall use reasonable efforts to provide to CyDex, at least one year before the date on which Company anticipates issuing its first purchase order to CyDex for Commercial Grade Captisol (the “First Commercial Order Date”), a non-binding forecast setting forth Company’s estimate of the required quantities of Commercial Grade Captisol for each of the following two years.  Such non-binding long-term forecast shall thereafter be updated by Company at least once every 12 months.

3.2          Binding Detailed Forecast.  At least one calendar quarter before the First Commercial Order Date, Company shall provide to CyDex a detailed rolling forecast setting forth Company’s requirements (inclusive of all Permitted Purchaser Requirements) and anticipated delivery schedules for Commercial Grade Captisol for each calendar quarter during a 12 month period (the “Detailed Forecast”) which includes the calendar quarter in which the First Commercial Order Date is to occur and the three following calendar quarters.  For purposes of this Agreement, a calendar quarter means the consecutive three month period ending March 31, June 30, September 30, and December 31, respectively.  The Detailed Forecast shall thereafter be updated by Company quarterly on a rolling basis, no later than the first day of each calendar quarter, so that in each calendar quarter CyDex shall have been provided with a rolling Detailed Forecast for each calendar quarter during the 12 month period commencing on the first day of the next calendar quarter following the date on which such Detailed Forecast is submitted.  The Detailed Forecast shall be firm and binding on Company, subject to the permissible variances set forth in Section 3.3 below, with respect to the first, second and third calendar quarters covered by such updated Detailed Forecast (“Q1”, “Q2”, “Q3”, respectively, and where the fourth calendar quarter shall be “Q4”).  Q4 of such Detailed Forecast shall not be binding and shall be provided for the sole purpose of planning; provided, that if Company fails to provide any updated Detailed Forecast in accordance with this Section 3.2, the Detailed Forecast last provided by Company shall be deemed to be Company’s binding Detailed Forecast (in the subsequent time period when no Detailed Forecast was provided), with the prior Q4 forecasted quantity and timing being the new Q3 forecasted quantity and timing, the prior Q3 forecasted quantity and timing being the new Q2 forecasted quantity and timing and the prior Q2 forecasted quantity and timing being the new Q1 forecasted quantity and timing, and with the same quantity and timing as had been forecasted (or deemed to be forecasted) for the Q4 of the prior Detailed Forecast being repeated as the forecasted quantity and timing for the new Detailed Forecast’s Q4.

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT WERE OMITTED AND REPLACED WITH “[***]”. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECRETARY OF THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO AN APPLICATION REQUESTING CONFIDENTIAL TREATMENT PURSUANT TO RULE 24B-2 PROMULGATED UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

3.3          Detailed Forecast Variances.  Each updated Detailed Forecast may modify the amount of Commercial Grade Captisol estimated in the previous Detailed Forecast in accordance with the following limitations (the “Purchase Volume Limitations”):

(a)           for the Q1 covered by such updated Detailed Forecast, no change in excess of a ***% volume increase or decrease may be made to the forecast provided for the Q2 in the immediately preceding Detailed Forecast without the prior express written consent of CyDex;

(b)           for the Q2 covered by such updated Detailed Forecast, no change in excess of a ***% volume increase or decrease may be made to the forecast provided for the Q3 in the immediately preceding Detailed Forecast without the prior express written consent of CyDex; and

(c)           for the Q3 covered by such updated Detailed Forecast, no change in excess of a ***% volume increase or decrease may be made to the forecast provided for the Q4 in the immediately preceding Detailed Forecast without the prior express written consent of CyDex.

3.4          Supply.

(a)           Purchase Orders.  Together with each Detailed Forecast provided under Section 3.2, Company shall place a firm purchase order with CyDex, for Company’s order of Commercial Grade Captisol for Q1 of the concurrent Detailed Forecast for delivery consistent with the Detailed Forecast.  Each purchase order, for all grades of Captisol, shall specify:  (i) the grade of Captisol ordered (i.e., Commercial Grade Captisol or Clinical Grade Captisol); (ii) quantities; (iii) delivery dates; and (iv) reasonable shipping instructions and packaging requirements.  Any firm purchase order for Captisol, to the extent it does not request more or less than the Purchase Volume Limitations (in the case of Commercial Grade Captisol ordered) nor request a delivery date less than 60 nor more than 100 days after the date of such purchase order (in the case of any grade of Captisol ordered), shall be deemed accepted by CyDex upon receipt by CyDex.  With respect to quantities of Commercial Grade Captisol ordered pursuant to such purchase order that exceed the Purchase Volume Limitations, CyDex shall not be obligated to accept the excess portion of such purchase order but nevertheless shall use commercially reasonable efforts to fill such orders for such excess quantities.  If CyDex, despite the use of commercially reasonable efforts, is unable to supply as requested such quantities that exceed the Purchase Volume Limitations for Commercial Grade Captisol, such inability to supply shall not be deemed for any purpose to be a breach of this Agreement by CyDex or an inability by CyDex to supply.  If CyDex does supply any or all of the excess requested quantity, Company shall be required to take and pay for the entire quantity so supplied.  CyDex shall use commercially reasonable Efforts to notify Company as soon as possible, but no less than within 14 days, after its receipt of a purchase order of its expectation regarding its ability to fill any amounts of such order that are in excess of the Purchase Volume Limitation for Commercial Grade Captisol.  If any purchase order or other document submitted by a Party hereunder or any other document passing between the Parties contains terms or conditions in addition to or inconsistent with the terms of this Agreement, the terms of this Agreement shall control and prevail and the Parties hereby agree that such additional or inconsistent terms shall simply be ignored and deemed not to exist, unless they are expressly identified as being additional to or inconsistent with this Section 3.4 and are signed by officers of both Parties.

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT WERE OMITTED AND REPLACED WITH “[***]”. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECRETARY OF THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO AN APPLICATION REQUESTING CONFIDENTIAL TREATMENT PURSUANT TO RULE 24B-2 PROMULGATED UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

(b)           Safety Stock.  CyDex ***.  CyDex shall keep Company reasonably informed of the level of inventory identified as the safety stock and shall notify Company in the event any deliveries to Company deplete safety stock levels.

3.5          Delivery.  Subject to Section 3.4(a), CyDex shall deliver (or have delivered by any Third-Party Manufacturers approved pursuant to the provisions of Section 2.3 above) the quantities of Captisol defined in any accepted purchase order. Unless otherwise agreed in writing by the Parties, Captisol shall be delivered CPT (Incoterms 2010) CyDex’s production point or storage facilities.  Title and risk of loss and/or damage to Captisol shall pass to Company upon delivery of Captisol to Company at CyDex’s production point or storage facilities.  Company acknowledges the inherent risk that a batch of Captisol may be lost in production or shipment, and Company shall use commercially reasonable efforts to maintain a sufficient inventory of Captisol in the event of late delivery by CyDex.  Quantities actually delivered to Company pursuant to an accepted purchase order may vary from the quantities reflected in such purchase order by up to 5% and still be deemed to be in compliance with such purchase order; provided, however, that Company shall only be invoiced and required to pay for the quantities of Captisol that Company actually ordered and CyDex actually delivered to Company.  CyDex shall, if requested by Company, include in the next shipment of Captisol to Company, any quantities ordered pursuant to an accepted purchase order but not previously delivered.

3.6          Quality Control; Acceptance and Rejection.

(a)           Quality Control.  The Parties shall, within 180 days after the Effective Date, negotiate in good faith and execute a mutually agreeable Quality Agreement.  It is anticipated that the Quality Agreement would clearly describe and set forth the roles and responsibilities of the Parties with respect to quality activities, which shall be consistent with this Agreement.  CyDex shall conduct or have conducted quality control testing of Captisol before shipment in accordance with the Quality Agreement, if any, the Specifications, all applicable laws and regulations, including without limitation, GMP and other CyDex-approved quality control testing procedures set forth in the DMF (the “Testing Methods”).  CyDex shall retain or have retained accurate and complete records pertaining to such testing.  Each shipment of Captisol hereunder shall be accompanied by a certificate of analysis for the relevant lots of Captisol signed and dated by the authorized responsible quality control official of CyDex or its Third-Party Manufacturer.

(b)           Acceptance Testing.  Company shall have a period of *** days from the date of receipt to test or cause to be tested Captisol supplied under this Agreement, with an eye to possible rejection of the shipment.  Company or its designee shall have the right to reject by notice to CyDex any shipment of Captisol that does not conform in all material respects with the Specifications, DMF, the Minimum Remaining Shelf Life, applicable laws and regulations, including GMP or is otherwise materially defective or materially not in compliance with the applicable purchase order (including any

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT WERE OMITTED AND REPLACED WITH “[***]”. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECRETARY OF THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO AN APPLICATION REQUESTING CONFIDENTIAL TREATMENT PURSUANT TO RULE 24B-2 PROMULGATED UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

packaging instructions set forth therein) or the terms of this Agreement at the time of delivery pursuant to Section 3.5 when tested in accordance with the Testing Methods (such Captisol thereby having a “Defect” and upon proper rejection, deemed “Defective”).  All shipments of Captisol shall be deemed accepted by Company unless CyDex receives written notice of rejection from Company within such *** day period describing the reasons for the rejection in reasonable detail.  Once a delivery of Captisol is accepted or deemed accepted hereunder, Company shall have no recourse against CyDex in the event Captisol is subsequently deemed unsuitable for use for any reason, except as provided in Section 10.1 of the License Agreement or except in circumstances where the Defect is deemed a Latent Defect.  In the case of a Latent Defect in a shipment of Captisol, Company shall not be permitted to revoke any prior actual or deemed acceptance of such shipment but shall have the other rights and remedies as set forth in this Agreement.  It is understood that the terms “Defect” and “Defective” include matters observed before actual or deemed acceptance and all Latent Defects, but do not include matters falling outside the definition of Latent Defect because, e.g., they arise on or after the 180th day after actual or deemed acceptance.

(c)           Latent Defects.  As soon as either Party becomes aware of any Defect in any Captisol lot which either (i) existed at the time of actual or deemed acceptance but was not discovered after a reasonable inspection or (ii) arose, before the 180th day after actual or deemed acceptance, by no fault of any Permitted Purchasers (each such Defect, a “Latent Defect”), it shall promptly notify the other Party of such event (including reasonable details and the lot involved).  If Captisol accepted by Company becomes non-conforming by virtue of the Latent Defect, Company may place the lot on quality assurance hold pending the further cooperative investigation by CyDex and Company and a final resolution of the claimed Latent Defect.  In the event that such Captisol is found to contain a Latent Defect, such Captisol shall be deemed rejected as of the date of the notice, and the rights and obligations of the Parties with respect to the rejected Captisol shall thereafter be governed by the same process as governs acceptance testing set forth below.

(d)           Confirmation.  After its receipt of a notice of rejection or of Latent Defect from Company pursuant to Section 3.6(b) or (c) above, CyDex shall notify Company as soon as reasonably practical, and in no event later than 10 days after CyDex’s receipt of Company’s notice of rejection or of Latent Defect, whether it accepts Company’s basis for rejection or Latent Defect and Company and CyDex shall cooperate in any further investigation of the rejected or questioned Captisol.  If the Parties are unable to agree as to whether a shipment of Captisol supplied by CyDex or its Third-Party Manufacturer hereunder is Defective, such question shall be resolved in accordance with Section 3.6(f).

(e)           Return or Destruction of Defective Shipments.  Company may not return or destroy any batch of Captisol until it receives written notification from CyDex that CyDex does not dispute that the batch or portion thereof is Defective, or independent testing pursuant to Section 3.6(f) confirms the Defective Captisol.  CyDex shall indicate in its notice either that Company is authorized to destroy the rejected/Latent Defect batch of Captisol or that CyDex requires return of the rejected/Latent Defect Captisol.  Upon written authorization from CyDex to do so, Company shall promptly destroy the rejected/Latent Defect batch of Captisol and provide CyDex with written certification of such destruction, or, if the request so states, Company shall promptly return the rejected/Latent Defect batch of Captisol to CyDex.  In each case, CyDex shall reimburse Company for the documented, reasonable costs associated with the rejected/Latent Defect Captisol, including without limitation, storage, transport, destruction or return of the rejected/Latent Defect Captisol.

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT WERE OMITTED AND REPLACED WITH “[***]”. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECRETARY OF THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO AN APPLICATION REQUESTING CONFIDENTIAL TREATMENT PURSUANT TO RULE 24B-2 PROMULGATED UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

(f)            Independent Testing.  If there is a dispute as to whether any batch is Defective (including, as the case may be, whether it has a Latent Defect) or has been properly rejected, then the Parties shall designate a mutually acceptable Third Party laboratory to make a determination on such matter from a sample obtained from the questioned batch.  The decision of the Third Party laboratory shall be binding on all Parties hereto and all expenses related to such Third Party investigation shall be borne by the Party found to have been mistaken.  Should such Third Party laboratory confirm Company’s claim, the batch shall be deemed to be Defective (including, as the case may be, that it has a Latent Defect) and (if it had been rejected) to have been properly rejected and may be returned or destroyed in accordance with CyDex’s instructions.

(g)           Refund or Replacement.  Company shall not be required to pay any invoice with respect to any shipment of Captisol properly rejected or determined finally to have a Latent Defect pursuant to this Section 3.6.  Nor shall such properly rejected/Latent Defect Captisol count against Company or Company Affiliates or in any way comprise a failure of Company or Company Affiliates to satisfy a Detailed Forecast, minimum purchase or other duties and obligations under this Agreement, the License Agreement or otherwise.  Notwithstanding the foregoing, Company shall be obligated to pay in full for any rejected shipment of Captisol that is not subsequently determined to be Defective, irrespective of whether Company has already paid CyDex for a replacement shipment.  If Company pays in full for a shipment of Captisol and subsequently properly rejects such shipment (or such shipment is determined finally to have a Latent Defect) in accordance with this Section 3.6, Company shall be entitled, upon confirmation that such shipment is Defective, at its election, either:  (i) to a refund or credit equal to the purchase price, shipping costs and insurance paid with respect to such rejected shipment; or (ii) to require CyDex to replace such rejected/Latent Defect shipment with non-Defective Captisol at no additional cost to Company. Company acknowledges and agrees that, except for the indemnification obligations set forth in Section 10.1 of the License Agreement (to the extent applicable), Company’s rights to a refund or credit for or to receive replacement of properly rejected shipments of Captisol hereunder shall be Company’s sole and exclusive remedy, and CyDex’s sole obligation, with respect to Defective or non-conforming Captisol delivered hereunder.

(h)           Exceptions.  Company’s rights of rejection, return, refund and replacement set forth in this Section 3.6 shall not apply to any Captisol that is Defective due to damage (i) caused by Company, its Affiliates or Permitted Purchasers or their respective employees or agents, including but not limited to misuse, neglect, improper storage, improper transportation or use beyond any dating provided or (ii) that occurs after delivery of such Captisol to the carrier at the point of delivery, including but not limited to any damage caused thereafter by accident, fire or other hazard; and CyDex shall have no liability or responsibility to Company with respect thereto.

3.7          Facilities and Inspections.  CyDex shall permit, and shall use reasonable commercial efforts to induce each Third-Party Manufacturer to permit, a reasonable and limited number of Company’s authorized representatives, during normal working hours and upon reasonable prior notice to CyDex but in no event less than 30 days’ prior notice (subject to the Third-Party Manufacturer’s consent to be reasonably sought by CyDex), to confidentially inspect for a reasonable and limited number of days that portion of all CyDex facilities utilized for the manufacture, preparation, processing, storage or quality control of Captisol or such facilities of any Third-Party Manufacturer, no more frequently than once per calendar year.  Company’s authorized representatives shall be accompanied by CyDex personnel (and, if the Third-Party Manufacturer so requests, Third-Party Manufacturer personnel) at all times, shall be qualified to conduct such manufacturing audits, and shall

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT WERE OMITTED AND REPLACED WITH “[***]”. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECRETARY OF THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO AN APPLICATION REQUESTING CONFIDENTIAL TREATMENT PURSUANT TO RULE 24B-2 PROMULGATED UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

comply with all applicable rules and regulations relating to facility security, health and safety.  Company shall ensure that its authorized representatives conduct each manufacturing audit in such a manner as to not interfere with the normal and ordinary operations of CyDex or its Third-Party Manufacturer.  Except as expressly set forth in this Section 3.7, Company, Permitted Purchasers and their respective employees or representatives shall not have access to CyDex’s facilities or the facilities of any Third-Party Manufacturer.

3.8          Inability to Supply.

(a)           Additional Site.  CyDex may in its discretion seek to induce its current Third-Party Manufacturer to undertake and complete validation, qualification and regulatory approvals at its existing secondary site for the manufacture of Captisol (which CyDex confirms is, as of the date of this Agreement, validated and commercially manufacturing Captisol with a typical batch size on the order of 2500 kg) utilizing the same DMF, Specifications and manufacturing processes as utilized at its primary site.

(b)           Notice.  CyDex shall use commercially reasonable efforts to, within 14 days after CyDex’s receipt of a purchase order from Company, notify Company if CyDex then knows it will be unable to supply at the scheduled delivery time any quantity of non-Defective Captisol ordered by Company.

(c)           Allocation.  If CyDex is unable to supply to Company and/or its Permitted Purchasers the quantity of non-Defective Captisol that CyDex is required to supply hereunder, CyDex shall (i)  first *** safety stock *** (ii) allocate any remaining inventories of Captisol among Company and/or Permitted Purchasers and any other purchasers of Captisol with which CyDex then has an on-going contractual relationship, in proportion to the quantity of Captisol for which each of them has orders pending at such time, (iii) require its Third-Party Manufacturer to utilize both sites discussed in Section 3.8(a) (if available) for the supply of any shortfall amounts of Captisol and (iv) use commercially reasonable efforts to minimize supply delays.

3.9          Product Recalls.  If any CyDex-supplied Captisol should be alleged or proven to be Defective, Company shall notify CyDex immediately, and both Parties shall cooperate fully regarding the investigation and disposition of any such matter.  If (a) Company recalls any Licensed Product, or (b) the FDA or any equivalent Major Market regulatory body requires the recall of any Licensed Product, and in either case such recall is primarily due to any act or omission of CyDex in general or to the CyDex-supplied Captisol being Defective (either at the time of delivery or due to a Latent Defect), then CyDex agrees, upon substantiation thereof, to refund the purchase price for such Captisol and the costs incurred by Company for such recall.  Company shall ensure that Permitted Purchasers maintain records of all sales of Licensed Product sufficient to adequately administer any such recall consistent with applicable laws and regulations.

3.10        Regulatory Status and Specifications.

(a)           CyDex shall be solely responsible for maintaining the necessary approvals and authorizations for Captisol from applicable regulatory agencies or bodies, including updating and maintaining the DMF.

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT WERE OMITTED AND REPLACED WITH “[***]”. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECRETARY OF THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO AN APPLICATION REQUESTING CONFIDENTIAL TREATMENT PURSUANT TO RULE 24B-2 PROMULGATED UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

(b)           CyDex shall promptly notify Company on becoming aware of any matters that are likely to affect adversely the regulatory status of Captisol or the ability of CyDex to supply Captisol in accordance with the terms of this Agreement.

(c)           Except as set forth herein, CyDex may, at its sole cost and expense, after at least two months’ prior written notice to Company, make reasonable, non-material changes to the Specifications or the manufacturing process for Captisol® without Company’s prior written consent, provided such changes do not (i) require Company to conduct additional process validation or stability testing, (ii) require Company to comply with additional clinical study requirements from the FDA or any equivalent Major Market regulatory authority that would be beyond that required for the Licensed Products formulated with Captisol meeting the unmodified Specifications/ manufacturing process, (iii) delay Company’s development or the FDA’s or equivalent foreign Major Market regulatory authority’s approval of a Licensed Product, (iv) negatively affect the solubility, stability, shelf life, safety, or efficacy of a Licensed Product, or (v)  in any Major Market affect the regulatory status of any Licensed Product or require any material additional regulatory filings and/or approvals.  In addition, CyDex may, after at least *** months’ prior written notice to Company, make changes to the Specifications or the manufacturing process for Captisol® without Company’s prior written consent, even if such changes (i) require Company to conduct additional process validation or stability testing, (ii) require Company to comply with additional clinical study requirements from the FDA or any equivalent Major Market regulatory authority that would be beyond that required for the Licensed Products formulated with Captisol meeting the unmodified Specifications/ manufacturing process, (iii) delay Company’s development or regulatory approval of a Licensed Product, (iv) negatively affect the solubility, stability, shelf life, safety, or efficacy of a Licensed Product, and/or (v) affect the regulatory status of any Licensed Product or any additional regulatory approvals.  CyDex shall provide Company with an opportunity to evaluate and comment upon the reasonableness of any proposed change to the Specifications or the manufacturing process for Captisol®.  In the event of any permitted change to the Specifications or the manufacturing process for Captisol® effected by CyDex hereunder, CyDex shall nonetheless continue to provide Company with Captisol under the unmodified Specifications and manufacturing process under the terms of this Agreement until such time that Company has obtained any and all required approvals for the Specification change or the manufacturing process, as applicable, for Captisol by the FDA and other equivalent Major Market regulatory agencies or bodies (but only for so long as Company has used commercially reasonable efforts to pursue all required approvals for the Specification change or the manufacturing process, as applicable, from the FDA and other applicable equivalent Major Market regulatory agencies or bodies).

(d)           In the event that the FDA or another applicable equivalent Major Market regulatory authority having jurisdiction requires Company to implement any changes to the Specifications or the manufacturing process for Captisol, CyDex shall make all such changes required by the FDA or other applicable Major Market regulatory authority.  In the event Company desires to change (including to narrow any ranges within) the Specifications or the manufacturing process for Captisol® and CyDex elects in its sole discretion to accommodate such desire, CyDex shall make all such changes requested by Company.  CyDex shall promptly advise Company as to any lead-time changes or other terms that may result from a change to the Specifications or the manufacturing process for Captisol.  (In such a case, the Parties shall negotiate in good faith and mutually agree upon amended lead-times and any other provisions which may require amendment as a result of such change, as evidenced by an amendment to this Agreement.)  Company shall bear the costs including the costs CyDex actually incurred for materials already purchased expressly for Company, its Affiliates or

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT WERE OMITTED AND REPLACED WITH “[***]”. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECRETARY OF THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO AN APPLICATION REQUESTING CONFIDENTIAL TREATMENT PURSUANT TO RULE 24B-2 PROMULGATED UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

Sublicensees which cannot be sold to a Third Party and are rendered unusable by a change in Specifications or the manufacturing process for Captisol requested by Company and agreed to by CyDex.

(e)           The Parties shall use commercially reasonable efforts to cooperate with each other in order to carry out the intent and purposes of this Section 3.10.  In addition to the rights set forth above, before any change in any of the Specifications or the manufacturing process for Captisol (other than a change required by the FDA or another applicable regulatory authority having jurisdiction), Company shall have the right to make a one-time bulk purchase of Captisol (in addition to any amounts previously forecast) pursuant to a separately issued purchase order and CyDex shall use commercially reasonable efforts to accommodate and deliver the same in a reasonably timely manner.

3.11        Regulatory Authority Inspections.  CyDex agrees to reasonably cooperate with all requests by the FDA and any other relevant regulatory authority to conduct inspections of any and all facilities related to the manufacture of Captisol, which the FDA and any other relevant regulatory authority requires and CyDex agrees to reasonably cooperate with the FDA and any other relevant regulatory authority in connection with such inspections.

3.12        Orders of Clinical Grade Captisol.  During or before Company’s clinical development of any Licensed Product: (a) Company may provide CyDex with purchase orders from time to time as needed for Clinical Grade Captisol, and (b) CyDex shall accept and fulfill all such purchase orders for Clinical Grade Captisol, provided that such purchase order is consistent with the terms of Section 3.4(a).  Sections 3.4, 3.5 and 3.6 shall apply to such order.

4.                                      COMPENSATION.

4.1          Pricing.  The purchase prices for Captisol pursuant to this Agreement are as specified in Exhibit A.  CyDex reserves the right to increase such purchase prices set forth in Exhibit A on each January 1 during the Term, upon not less than 30 days’ prior written notice to Company, by a percentage equal to the aggregate percentage increase, if any, in the Producer Price Index, Pharmaceutical Preparation Mfg - pcu325412325412 PCU as reported by the Bureau of Labor Statistics, U.S. Department of Labor, for the 12 month period ending October 31 of the prior year, subject to an annual cap of three percent (3%).  In addition, CyDex reserves the right to, upon not less than five days’ prior written notice to Company, decrease such purchase prices at any time to any lower price selected by CyDex, provided that if CyDex does so it shall also have the right to at any time, upon not less than 30 days’ prior written notice to Company, increase such purchase prices back to the original prices from which the decrease occurred, or to any in-between prices; and in the event of such an increase pursuant to this sentence, CyDex shall have the right to make annual increases thereafter (from such increased price point) pursuant to the preceding sentence.

4.2          Shortfall Reimbursement (Take or Pay).  If Company fails to order (pursuant to and in compliance with Article 3) for the Q1 of any Detailed Forecast a quantity of Commercial Grade Captisol to be delivered during such Q1 (or within 100 days after the firm purchase order is placed) that is equal to or greater than the quantity of Commercial Grade Captisol Company is obligated to purchase pursuant to the applicable Detailed Forecast (the difference between the quantity of Commercial Grade Captisol Company is obligated to purchase in Q1 pursuant to the applicable

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT WERE OMITTED AND REPLACED WITH “[***]”. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECRETARY OF THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO AN APPLICATION REQUESTING CONFIDENTIAL TREATMENT PURSUANT TO RULE 24B-2 PROMULGATED UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

Detailed Forecast and the amount of Commercial Grade Captisol that Company actually orders for delivery in Q1 (or within 60 days after the firm purchase order is placed), the “Commercial Grade Shortfall”), then Company shall, at its option upon notice to CyDex, either (a) pay CyDex 60% of the purchase price hereunder for the Commercial Grade Shortfall amount and in such case shall not be entitled to receive delivery of such Commercial Grade Shortfall amount or (b) pay CyDex 100% of the purchase price hereunder for the Commercial Grade Shortfall amount and in such case shall be entitled to receive delivery of such Commercial Grade Shortfall amount upon request during the Term (but such delivery shall not count toward satisfying the Purchase Volume Limitations minimum quantity applicable, at the time of actual delivery, for such subsequent quarter).  In either event, such payment must be made within 20 days after the end of the Q1.  This Section 4.2 is based on the time stated for delivery in the original order, as opposed to the time delivery is actually made.

4.3          Payments; Taxes.  All amounts due hereunder are stated in, and shall be paid in, U.S. Dollars.  Payment of CyDex’s invoices shall be made, except to the extent disputed in good faith, within 30 days after Company’s receipt of such invoices.  The purchase prices for Captisol® specified in Exhibit A exclude and shall, as far as legally possible, be paid in full to CyDex without reduction for all applicable sales, use, and other taxes and duties applicable to Company and/or in respect of the transactions contemplated by this Agreement, and Company shall be responsible for payment of all such taxes (other than taxes based on CyDex’s income), fees, duties, and charges, and any related penalties and interest, arising from the payment of amounts due hereunder.  If any amount due hereunder and not subject to a reasonable, good-faith dispute by Company remains outstanding for more than 30 days after its due date, CyDex may, in addition to any other rights or remedies it may have, refuse to ship Captisol hereunder except upon payment by Company in advance.

5.                                      REPRESENTATIONS AND WARRANTIES.

5.1          Limited Warranty.  CyDex covenants and warrants solely to Company that:

(a)           All Captisol sold to Company pursuant to this Agreement shall conform to the respective Specifications (as applicable for Clinical Grade Captisol or Commercial Grade Captisol), the DMF, the Minimum Remaining Shelf Life and all applicable laws, including GMP, at the time of delivery and shall not, before the 180th day after actual or deemed acceptance, be subject to any Latent Defects;

(b)           All Captisol sold to Company pursuant to this Agreement shall, to CyDex’s knowledge, not infringe any patent or other proprietary right of any Third Party;

(c)           CyDex, its Affiliates and its Third-Party Manufacturers are not a debarred entity and have not used and will not use in any capacity the services of any individual or entity debarred under 21 U.S.C. §335(a) or (b) of the Federal Food, Drug and Cosmetic Act in connection with its obligations hereunder;

(d)           To CyDex’s knowledge, CyDex, its Affiliates and its Third-Party Manufacturers hold, and are operating in material compliance with, all permits, licenses, franchises, authorizations and clearances of the FDA and/or any other Major Market regulatory authority (including without limitation all applicable health, safety and environmental permits) related to Captisol and the manufacture and sale thereof, necessary for CyDex to carry out its obligations and for Company to exercise its rights under this Agreement and the License Agreement, except where the

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT WERE OMITTED AND REPLACED WITH “[***]”. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECRETARY OF THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO AN APPLICATION REQUESTING CONFIDENTIAL TREATMENT PURSUANT TO RULE 24B-2 PROMULGATED UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

failure to so hold or be so operating does not have and would not reasonably be expected to have a material adverse effect on (i) CyDex and/or its ability to supply Captisol to Company hereunder and/or (ii) Company and/or its ability to obtain Captisol hereunder and/or exploit Licensed Products; and

(e)           CyDex does not know of any actual or threatened enforcement actions relating to the manufacture and/or supply of Captisol against CyDex, its Affiliates or its Third-Party Manufacturers by the FDA or any other federal, state or Major Market regulatory authority.

5.2          Representations to the Other Party.  The provisions of Section 9.1 (Mutual Representations and Warranties) of the License Agreement are incorporated herein by reference as if fully set forth herein, with references therein to “this Agreement” being understood to refer to this Supply Agreement rather than to the License Agreement.

5.3          Representations to Other Persons.  Company shall be solely responsible for all representations and warranties that Company or its Affiliates make to any Permitted Purchaser or to any direct or indirect customer of Licensed Products.

6.                                      TERM AND TERMINATION.

6.1          Term.  The term of this Agreement (the “Term”) shall commence on the Effective Date and, unless terminated earlier as set forth herein, shall continue until the earlier of (a) termination or expiration of the License Agreement; or (b) if CyDex decides to stop the manufacture of Captisol, after CyDex provides one year prior written notice to Company of its intent to terminate this Agreement because it has decided to stop the manufacture of Captisol.  In the event of a termination under Section 6.1(b), CyDex shall use good faith efforts in cooperation with Company to enable an alternative supplier of Captisol for the Permitted Purchasers.

6.2          Effect of Termination.  Upon the termination of this Agreement, (a) Company shall no longer have any rights to order Captisol from CyDex; and (b) each Party shall promptly return all relevant records and materials in its possession or control containing the other Party’s Confidential Information with respect to which the former Party does not retain rights hereunder; provided, however, that each Party may retain (i) one archival copy (and such electronic copies that exist as part of the receiving Party’s computer systems, network storage systems and electronic backup systems) of such materials solely to be able to monitor its obligations that survive under this Agreement and (ii) any archival copy that this Party is required to keep by applicable regulations.

6.3          Survival.  Notwithstanding any other provisions of this Agreement, any liability or obligation of either Party to the other for acts or omissions before the termination or expiration of this Agreement shall survive the termination or expiration of this Agreement.  Sections 1 (Definitions) 2.4 (Restrictions), 3.5 (Delivery), 3.6 (Quality Control; Acceptance and Rejection), 3.7 (Facilities and Inspections), 3.9 (Product Recalls), 4.3 (Payments; Taxes), 5.2 (Representations, Warranties), 5.3 (Disclaimer), 6.2 (Effect of Termination), 6.3 (Survival), 6.4 (Accrued Obligations) and 7 (General Provisions) shall survive termination or expiration of this Agreement.  In the event that termination of this Agreement is as a result of nonpayment by Company of an obligation owing to CyDex, CyDex shall have the option, in its discretion, either to cancel all outstanding Captisol orders properly made before and pending at the time of termination or to honor and enforce all outstanding Captisol orders properly made before and pending at the time of termination.

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT WERE OMITTED AND REPLACED WITH “[***]”. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECRETARY OF THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO AN APPLICATION REQUESTING CONFIDENTIAL TREATMENT PURSUANT TO RULE 24B-2 PROMULGATED UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

6.4          Accrued Obligations.  Termination of this Agreement shall not relieve either Party of any liability which has accrued before the effective date of such termination (e.g., sums due in respect of Captisol supply), nor prejudice either Party’s right to obtain performance of any obligations that are expressly indicated or obviously intended to survive termination.

7.                                      GENERAL PROVISIONS.

The following Sections of the License Agreement are incorporated into this Agreement by this reference as if fully set forth herein, with references therein to “this Agreement” being understood to refer to this Supply Agreement rather than to the License Agreement:  4.2 (Taxes), 4.3 (Payments), 7.3 (Material Safety), 7.4 (Adverse Event Reporting), 8 (Confidentiality), 9.3 (Disclaimer), 10 (Indemnification), 11 (Limitation of Liability), 12 (Management of Intellectual Property), 13.3 (Termination for Breach), 13.4 (Termination for Bankruptcy) and 14 (General Provisions).

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CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT WERE OMITTED AND REPLACED WITH “[***]”. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECRETARY OF THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO AN APPLICATION REQUESTING CONFIDENTIAL TREATMENT PURSUANT TO RULE 24B-2 PROMULGATED UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

IN WITNESS WHEREOF, the Parties have executed this Supply Agreement as of the Effective Date.

CYDEX PHARMACEUTICALS, INC.

By:	/s/ Matthew W. Foehr

Name:	Matthew W. Foehr

Title:	President and Chief Operating Officer

MARINUS PHARMACEUTICALS, INC.

By:	/s/ Christopher M. Cashman

Name:	Christopher M. Cashman

Title:	Chief Executive Officer

1

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EXHIBIT A

PURCHASE PRICES FOR CAPTISOL

All prices are CPT (Incoterms 2010) CyDex’s production point or storage facilities.

All prices exclude shipping and insurance.

Grade of Captisol	Price per Kg
***	$	***
***	$	***

Such prices are subject to adjustment pursuant to Section 4.1.

All orders are subject to a minimum order size of 20 kg.

* * * * *

1

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EXHIBIT B:  SPECIFICATIONS

[... *** ...]

B-1